Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

dated June 27, 2011

among

Cynosure, Inc.,

HOYA PHOTONICS, INC.

and

HOYA Corporation

3.4	Binding Nature of Agreement, Ancillary Agreements and the Transaction Agreements	18
3.5	Proceedings; Orders	19
3.6	Financial Capacity	19

ARTICLE IV CONDITIONS TO CLOSING		19
4.1	Conditions to Obligations of the Buyer	19
4.2	Conditions to Obligations of the Seller	20

ARTICLE V POST-CLOSING COVENANTS		20
5.1	Proprietary Information	20
5.2	Solicitation and Hiring	21
5.3	Non-Competition	21
5.4	Tax Matters	21
5.5	Sharing of Data	22
5.6	Use of Name	23
5.7	Cooperation in Litigation	23
5.8	Collection of Accounts Receivable	23
5.9	Offers of Employment / Employee Benefits	23
5.10	Enforcement of Insurance Claims	24
5.11	Preparations of Financial Statements	24
5.12	Cooperation on Tax Matters	24
5.13	French Agreement Cooperation	25
5.14	Certain Transaction Agreements Cooperation	25

ARTICLE VI INDEMNIFICATION		25
6.1	Indemnification by the Seller	25
6.2	Indemnification by the Buyer	26
6.3	Indemnification Claims	26
6.4	Survival of Representations and Warranties	28
6.5	Limitations	29
6.6	Treatment of Indemnity Payments	29

ARTICLE VII DEFINITIONS		29

ARTICLE VIII MISCELLANEOUS		40
8.1	Press Releases and Announcements	40
8.2	No Third Party Beneficiaries	40
8.3	Entire Agreement	40
8.4	Succession and Assignment	40
8.5	Counterparts and Facsimile Signature	40
8.6	Headings	40
8.7	Notices	40
8.8	Governing Law	41
8.9	Amendments and Waivers	41
8.10	Severability	41
8.11	Expenses	42

8.12	Submission to Jurisdiction	42
8.13	Specific Performance	42
8.14	Construction	42

ARTICLE IX GUARANTY		43
9.1	Seller Affiliate Guaranty	43

Exhibits

Exhibit A -	Bill of Sale
Exhibit B -	Patent Assignment
Exhibit C -	Trademark Assignment
Exhibit D -	Instrument of Assumption
Exhibit E -	Services Agreement
Exhibit F -	License Agreement
Exhibit G -	Patent License Agreement
Exhibit H -	French Agreement
Exhibit I -	Closing Date Balance Sheet
Exhibit J -	Customer Offering

Schedules

Schedule 1.1(b) -	Excluded Asset
Schedule 1.5 -	Allocation of Purchase Price
Disclosure Schedule
Schedule 4.1(a) -	Consents Required Prior to Closing
Schedule 5.9(a) -	Business Employees
Schedule 8 -	Excluded Contracts

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of June 27, 2011 by and among Cynosure, Inc., a Delaware corporation (the “Buyer”), HOYA PHOTONICS, INC., a California corporation doing business as Hoya ConBio (the “Seller”), and HOYA Corporation, a corporation organized under the laws of Japan (“Seller Affiliate”).

This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets and assume certain of the liabilities of the Seller and of the Subsidiary used in the Business.

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article VII.

In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I

ASSET PURCHASE AND ASSUMPTION OF LIABILITIES

1.1 Purchase and Sale of Assets.

(a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing, for the consideration specified below in this Article I, all of the Seller’s right, title and interest in, to and under the Acquired Assets.

(b) Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the Excluded Assets.

1.2 Assumption of Liabilities.

(a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, from and after the Closing, the Assumed Liabilities.

(b) Notwithstanding the terms of Section 1.2(a) or any other provision of this Agreement to the contrary, the Buyer shall not assume or become responsible for, and the Seller shall remain liable for, the Retained Liabilities.

1.3 Purchase Price. The Purchase Price to be paid by the Buyer at the Closing for the Acquired Assets and the assumption by the Buyer of the Assumed Liabilities shall be Twenty-Four Million Five Hundred Thousand Dollars ($24,500,000), less the amount to be paid pursuant to the French Agreement.

1.4 The Closing.

(a) The Closing shall take place at a time and place and on a date to be agreed upon by the Buyer and the Seller. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b) At the Closing:

(i) the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 4.1;

(ii) the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 4.2;

(iii) the Seller shall execute and deliver to the Buyer a bill of sale in substantially the form attached hereto as Exhibit A, one or more patent assignments in substantially the form attached hereto as Exhibit B, one or more trademark assignments in substantially the form attached hereto as Exhibit C, and such other instruments of conveyance (such as assigned certificates or documents of title, assigned negotiable instruments and stock transfer powers) as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;

(iv) the Buyer shall execute and deliver to the Seller an instrument of assumption in substantially the form attached hereto as Exhibit D and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

(v) the Buyer and the Seller shall execute and deliver a Services Agreement in the form attached hereto as Exhibit E;

(vi) the Buyer and the Seller shall execute and deliver a License Agreement in the form attached hereto as Exhibit F;

(vii) the Buyer and the Seller shall execute and deliver a Patent License Agreement in the form attached hereto as Exhibit G;

(viii) the Seller shall transfer to the Buyer all the books, records, files and other data (or copies thereof as agreed upon by the Parties), within the possession or control of the Seller relating to the Acquired Assets;

(ix) the Seller shall deliver or cause to be delivered to the Buyer a certification that the Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code;

(x) the Buyer shall pay to the Seller, payable by wire transfer or other delivery of immediately available funds to an account designated by the Seller, the Purchase Price set forth in Section 1.3;

(xi) the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature;

(xii) the Buyer and the Subsidiary shall execute and deliver the purchase and sale agreement attached as Exhibit H hereto (the “French Agreement”) including any documents required under applicable French laws to effect the purchase and assumption by Buyer of Subsidiary’s assets and liabilities identified in such Agreement; and

(xiii) the Buyer and the Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

(c) Notwithstanding anything in this Agreement to the contrary, the sale of the Acquired Assets of the Subsidiary shall be made in accordance with, and subject to the terms and conditions of, the French Agreement and in the event of any inconsistency between the terms of this Agreement and the terms of the French Agreement, the French Agreement shall control.

1.5 Allocation. The Buyer and the Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets and the non-solicitation and non-competition covenants set forth in Sections 5.2 and 5.3 in accordance with the allocation schedule attached hereto as Schedule 1.5 (the “Purchase Price Allocation”). The Purchase Price Allocation shall be made in accordance with Section 1060 of the Code and any applicable U.S. Treasury Regulations. The Purchase Price Allocation shall be used by the Seller and the Buyer for all purposes, including preparation and filing of IRS Form 8594, and no party hereto shall take or assert any position inconsistent therewith. Any adjustments to the Purchase Price required pursuant to this Agreement shall also be allocated in accordance with the Purchase Price Allocation finally determined pursuant to this Section 1.5.

1.6 Further Assurances. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct on the date of this Agreement. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1 Organization, Qualification and Corporate Power. The Seller is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of California. The Seller is duly qualified to conduct the Business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Seller’s Business requires such qualification. The Seller has all requisite corporate power and authority to carry on the Business and to own and use the properties owned and used by it. The Seller has furnished to the Buyer complete and accurate copies of its Articles of Incorporation and by-laws. The Seller is not in default under or in violation of any provision of its Articles of Incorporation or by-laws.

2.2 Authorization of Transaction. The Seller has all requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements and the Transaction Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and the performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and each of the Ancillary Agreements and the Transaction Agreements, upon its execution and delivery by the Seller, will constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

2.3 Noncontravention. Neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements, or the Transaction Agreements nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Articles of Incorporation or by-laws of the Seller, (b) require on the part of the Seller or its Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Seller or its Subsidiary is a party or by which the Seller or its Subsidiary is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Seller or its Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or its Subsidiary or any of their respective properties or assets.

2.4 Subsidiary.

(a) Subsidiary is the sole subsidiary of the Seller that operates any portion of the Business. The Seller does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which operates any part of the Business other than Subsidiary. Schedule 2.4 of the Disclosure Schedule sets forth (i) the names of the officers and directors of the Subsidiary; and (ii) the jurisdictions in which the Subsidiary is qualified or holds licenses to do business as a foreign corporation.

(b) Subsidiary is a corporation duly organized, validly existing and (where such concept is applicable) in corporate and tax good standing under the laws of France. Subsidiary is duly qualified to conduct the Business and (where such concept is applicable) is in corporate and tax good standing under the laws of each jurisdiction in which the nature of the Business requires such qualification. Subsidiary has all requisite power and authority to carry on the Business and to own and use the properties owned and used by it. The Seller has delivered or made available to the Buyer complete and accurate copies of the organizational documents of the Subsidiary. Subsidiary is not in default under or in violation of any provision of its organizational documents.

2.5 Financial Statements. The Seller has provided to the Buyer the Financial Statements. The Financial Statements (a) comply as to form with applicable accounting requirements, (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements and with respect to the tax provisions that are computed and booked at the Seller Affiliate’s consolidation level) and (c) fairly present the consolidated financial position of the Seller and its Subsidiary with respect to the Business as of the dates thereof and the consolidated results of its operations and cash flows with respect to the Business for the periods indicated, consistent with the books and records of the Seller and its Subsidiary, except that the Financial Statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes.

2.6 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, the Business has been operated only in the Ordinary Course of Business and there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Business Material Adverse Effect, and neither the Seller nor its Subsidiary has taken, with respect to the Business, any of the following actions:

(a) created, incurred or assumed any indebtedness (including obligations in respect of capital leases); assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or made any loans, advances or capital contributions to, or investments in, any other person or entity;

(b) entered into, adopted or amended any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.20(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increased in any manner the compensation or fringe benefits of, or materially modified the employment terms of, its employees, generally or individually, or paid any bonus or other benefit to its employees (except for existing payment obligations listed in Section 2.20 of the Disclosure Schedule) or hired (except in the Ordinary Course of Business) any new employees;

(c) acquired, sold, leased, licensed or disposed of any assets or property, other than purchases and sales of assets in the Ordinary Course of Business;

(d) mortgaged or pledged any of its property or assets or subjected any such property or assets to any Security Interest;

(e) discharged or satisfied any Security Interest or paid any obligation or liability other than in the Ordinary Course of Business;

(f) changed its accounting methods, principles or practices, or made any new elections, or changes to any current elections, with respect to Taxes that affect the Acquired Assets;

(g) engaged other than in the Ordinary Course of Business in any promotional sale or discount or other activity with any customer or customers that has the effect of materially accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods;

(h) postponed or delayed the payment of any accounts payable or commissions or any other liability or obligation or agreement outside of the Ordinary Course of Business;

(i) accelerated the collection of (or discount of) any accounts or notes receivable outside of the Ordinary Course of Business; or

(j) made or committed to make any capital expenditure in excess of $50,000 per item or $100,000 in the aggregate.

2.7 Undisclosed Liabilities. Neither the Seller nor its Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) with respect to the Business, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.8 Tax Matters.

(a) All Tax returns that were required to be filed with respect to the Acquired Assets or the Business have been properly filed on a timely basis (taking into account all extensions of due dates), and all such Tax Returns were true, correct and complete as to Taxes payable with respect to the Acquired Assets or the Business. Each of the Seller and the Subsidiaries has paid on a timely basis all Taxes with respect to the Acquired Assets or the Business that were due and payable. All Taxes that the Seller or its Subsidiary was required by law to withhold or collect with respect to the Acquired Assets or the Business have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity. None of the Acquired Assets include a Tax indemnity, Tax sharing, Tax allocation or similar agreement that would obligate the Buyer to satisfy or be liable for the Tax obligations of any person other than Buyer.

(b) No examination or audit of any Tax Return relating to the Acquired Assets or Business is currently in progress or, to the Knowledge of the Seller, threatened or contemplated. Neither the Seller nor its Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Seller or its Subsidiary was required to file any Tax Return with respect to the Acquired Assets or the Business that was not filed. Neither the Seller nor its Subsidiary has (x) waived any statute of limitations with respect to Taxes (relating to the Acquired Assets or the Business) or agreed to extend the period for assessment or collection of any Taxes (relating to the Acquired Assets or the Business), (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed (relating to the Acquired Assets or the Business) or (z) executed or filed any power of attorney with any Tax authority (relating to the Acquired Assets or the Business).

(c) The Seller is not obligated to make any payment that is to be assumed by the Buyer pursuant to this Agreement that will be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) as a result of the transactions contemplated by this Agreement.

(d) None of the Acquired Assets (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(e) None of the Acquired Assets constitutes an interest in an entity that is characterized as a partnership for U.S. federal income Tax purposes.

(f) There are no liens or other encumbrances with respect to Taxes upon the Acquired Assets, other than with respect to Taxes not yet due and payable.

2.9 Ownership and Condition of Assets.

(a) The Seller is the true and lawful owner of, and has good title to, all of the Acquired Assets, free and clear of all Security Interests, except as set forth in Section 2.9(a)(i) of the Disclosure Schedule. The Subsidiary is the true and lawful owner, and has good title to, all assets purported to be owned by the Subsidiary and held for use in the Business, free and clear of all Security Interests, except as set forth in Section 2.9(a)(i) of the Disclosure Schedule. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.4(b)(iii), the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests other than those set forth in Section 2.9(a)(ii) of the Disclosure Schedule.

(b) The Acquired Assets, together with the assets to be provided to Buyer pursuant to the Transaction Agreements, are sufficient for the conduct of the Business as presently conducted by the Seller and its Subsidiary and constitute all assets used by the Seller and its Subsidiary in the Business. Each tangible Acquired Asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(c) Section 2.9(c) of the Disclosure Schedule lists individually (i) all Acquired Assets which are fixed assets, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other Acquired Assets of a tangible nature (other than inventories) whose book value exceeds $25,000.

2.10 Owned Real Property. The Seller and its Subsidiary do not own any real property which is part of the Acquired Assets or used in the Business.

2.11 Real Property Leases. Section 2.11 of the Disclosure Schedule lists all Leases that will be part of the Assigned Contracts. The Seller has delivered to the Buyer complete and accurate copies of such Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect with respect to the Seller and, to the Knowledge of the Seller, with respect to each other party thereto;

(b) such Lease is assignable by the Seller or its Subsidiary to the Buyer without the consent or approval of any party (except as set forth in Section 2.3 of the Disclosure Schedule) and such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the Seller nor its Subsidiary nor, to the Knowledge of the Seller, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or its Subsidiary or, to the Knowledge of the Seller, any other party under such Lease;

(d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e) neither the Seller nor its Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(f) to the Knowledge of the Seller, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Seller or its Subsidiary of the property subject thereto.

2.12 Intellectual Property.

(a) Seller Registrations. Section 2.12(a) of the Disclosure Schedule lists all Seller Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Seller Registrations to the Seller or its Subsidiary have been properly executed and recorded. To the Knowledge of the Seller, all Seller Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect to all Seller Registrations have been timely paid by or on behalf of the Seller.

(b) Prosecution Matters. There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the Knowledge of the Seller threatened, with respect to any Patent Rights included in the Seller Registrations. To the Knowledge of the Seller, the Seller and its Subsidiary have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Seller or its Subsidiary with respect to the Seller Registrations and have made no material misrepresentation in such applications. The Seller has no Knowledge of any information that would preclude the Seller or its Subsidiary from having clear title to the Seller Registrations or affecting the patentability or enforceability of any Seller Registrations.

(c) Ownership; Sufficiency. Each item of Seller Intellectual Property will be owned or available for use by the Buyer in connection with the Business immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Seller or its Subsidiary is the sole and exclusive owner of all Seller Owned Intellectual Property, free and clear of any Security Interests and all joint owners of the Seller Owned Intellectual Property are listed in Section 2.12(c) of the Disclosure Schedule. The Seller Intellectual Property constitutes all Intellectual Property necessary (i) to make, use, copy, prepare derivative works of, import, offer to sell, sell and otherwise distribute the Customer Offerings in the manner so done currently by the Seller and its Subsidiary in connection with the Business, (ii) to use the Internal Systems as they are currently used by the Seller and its Subsidiary in connection with the Business, and (iii) otherwise to conduct the Seller’s Business in all material respects in the manner currently conducted by the Seller and its Subsidiary. For the avoidance of doubt, this subsection (c) shall not be construed as a representation or warranty of noninfringement.

(d) Protection Measures. The Seller or the appropriate Subsidiary has taken reasonable measures to protect the proprietary nature of each item of Seller Owned Intellectual Property in its reasonable business judgment, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Seller and each Subsidiary have complied with all applicable contractual and legal requirements pertaining to information privacy and security related to the Business. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Seller, threatened against the Seller or its Subsidiary with respect to the Business. To the Knowledge of the Seller, there has been, with respect to the Business, no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Seller or its Subsidiary or (ii) breach of the Seller’s or its Subsidiary’s security procedures wherein confidential information has been disclosed to a third person. The Seller has actively policed the quality of all of the Business’s goods and services sold, distributed or marketed under each of its Trademarks and has enforced adequate quality control measures to protect its rights in Trademarks that it has licensed to others.

(e) Infringement by Seller. None of the Customer Offerings, or the making, using, copying, preparing derivative works of, importing, offering to sell, sale or other distribution thereof by the Seller or its Subsidiary in the manner so done by the Seller and its Subsidiary or authorized use or distribution thereof by any reseller, distributor, customer or user thereof, or any other activity of the Seller or its Subsidiary in connection with the Customer Offerings, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. None of the Internal Systems (to the Knowledge of the Seller with respect to the Internal Systems provided by third parties), or the Seller’s or its Subsidiary’s use thereof, or any other activity undertaken by them in connection with the Business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 2.12(e) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Seller or its Subsidiary with respect to the Business alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Seller or its Subsidiary with respect to the Business from any reseller, distributor, customer, user or any other third party; and the Seller has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats.

(f) Infringement of Rights. To the Knowledge of the Seller, no person (including, without limitation, any current or former employee or consultant of Seller or its Subsidiary) is infringing, violating or misappropriating any of the Seller Owned Intellectual Property or any Seller Licensed Intellectual Property which is exclusively licensed to the Seller or its Subsidiary. The Seller has provided to the Buyer copies of all correspondence, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Seller Owned Intellectual Property.

(g) Outbound IP Agreements. Section 2.12(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Seller or its Subsidiary has licensed or otherwise granted any right to any person, or covenanted not to assert any right, with respect to any existing or future Seller Intellectual Property. Neither the Seller nor its Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property used in the Business to any person.

(h) Inbound IP Agreements. Section 2.12(h) of the Disclosure Schedule identifies (i) each item of Seller Licensed Intellectual Property and the license or agreement pursuant to which the Seller or its Subsidiary uses it (excluding currently-available, off the shelf software programs that are part of the Internal Systems and are licensed by the Seller pursuant to “shrink wrap,” “click wrap” or other similar commercially available standard form licenses) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Seller or its Subsidiary has obtained any joint or sole ownership interest in or to each item of Seller Owned Intellectual Property.

(i) Source Code. Neither the Seller nor its Subsidiary has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, any Seller Source Code to any person, except pursuant to the agreements listed in Section 2.12(i) of the Disclosure Schedule, and the Seller and Subsidiary have taken all reasonable physical and electronic security measures to prevent disclosure of such Seller Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Seller Source Code by the Seller, its Subsidiary or escrow agent(s) or any other person to any third party.

(j) Authorship. All of the Software and Documentation owned by Seller or its Subsidiary and comprising, incorporated in or bundled with the Customer Offerings distributed by Seller or its Subsidiary have been designed, authored, tested and debugged by regular employees of the Seller or its Subsidiary within the scope of their employment or by independent contractors of the Seller or its Subsidiary who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Seller or its Subsidiary, waiving their non-assignable rights in favor of the Seller or its Subsidiary and its permitted assigns and licensees, and have no residual claim to such materials.

(k) Open Source Code. The Seller and its Subsidiary have not used Open Source Materials in the development of any Seller Owned Intellectual Property, nor licensed or distributed to any third party any Open Source Materials, in a manner that would require, or condition the use or distribution of, any Seller Intellectual Property to be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge.

(l) Employee and Contractor Assignments. Each employee of the Seller or its Subsidiary and each independent contractor of the Seller or its Subsidiary who has developed any portion of the Seller Owned Intellectual Property has executed a valid and binding written agreement expressly assigning to the Seller or its Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Seller or its Subsidiary, and all Intellectual Property rights therein.

(m) Quality. To the Knowledge of the Seller, the Customer Offerings and the Internal Systems are free from significant defects in design, workmanship and materials and substantially conform in all material respects to the written Documentation and specifications therefor. The Customer Offerings and, to the Knowledge of the Seller, the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data other than such devices that may be used in the Ordinary Course of Business to protect Seller Intellectual Property. In the past three (3) years, the Seller and its Subsidiary have not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet specifications published by Seller for such offerings.

(n) Support and Funding. The Seller and its Subsidiary have neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the development of the Customer Offerings or any facilities or equipment used in connection therewith.

2.13 Inventory. All inventory of the Business, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. All inventories not written-off have been priced at the lower of cost or market on a first-in, first-out basis.

2.14 Assigned Contracts.

(a) Section 2.14 of the Disclosure Schedule identifies the Assigned Contracts (written or oral) which shall include:

(i) each Assigned Contract (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum;

(ii) each Assigned Contract (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (excluding any inventory-related purchases) which involves more than the sum of $100,000;

(iii) each Assigned Contract concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) each Assigned Contract (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any Acquired Assets, tangible or intangible;

(v) each Assigned Contract for the disposition of any significant portion of the assets or business of the Seller or its Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi) each Assigned Contract with any employee or consultant;

(vii) each Assigned Contract involving any current or former officer, director or stockholder of the Seller or an Affiliate thereof;

(viii) each Assigned Contract relating to the acquisition, transfer, use, development, sharing or license of any Intellectual Property; and

(ix) each Assigned Contract that has not been identified in 2.14(a)(i) to (viii).

(b) The Seller has delivered or made available to the Buyer a complete and accurate copy of each Assigned Contract listed in Section 2.12 or Section 2.14 of the Disclosure Schedule. With respect to each Assigned Contract so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement is assignable by the Buyer without the consent or approval of any party (except as set forth in Section 2.3 of the Disclosure Schedule) and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Seller nor its Subsidiary nor, to the Knowledge of the Seller, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the Knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or its Subsidiary or, to the Knowledge of the Seller, any other party under such agreement.

2.15 Accounts Receivable. All accounts receivable of the Business reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible, net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.15 of the Disclosure Schedule. All accounts receivable of the Business that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Neither the Seller nor its Subsidiary has received any written notice from an account debtor of the Business stating that any account receivable is subject to any contest, claim or setoff by such account debtor.

2.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller or its Subsidiary with respect to the Business.

2.17 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Seller or its Subsidiary with respect to the Business. There are no judgments, orders or decrees outstanding against the Seller or its Subsidiary with respect to the Business.

2.18 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Seller or its Subsidiary with respect to the Business is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (a) the applicable standard terms and conditions of sale or lease of the Seller or its Subsidiary, which are set forth in Section 2.18 of the Disclosure Schedule, and (b) manufacturers’ warranties for which neither the Seller nor its Subsidiary has any liability. Section 2.18 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Seller and its Subsidiary in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions with respect to the Business during each of the fiscal years and the interim period covered by the Financial Statements; and the Seller does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

2.19 Employees.

(a) A complete and accurate list of all employees of the Seller and its Subsidiary engaged in the Business, along with the position and the annual rate of compensation of each such person has been delivered or made available by Seller to Buyer. Each current employee of the Seller or its Subsidiary engaged in the Business has entered into a Employee Proprietary Information Agreement with the Seller or its Subsidiary, a copy or form of which has previously been delivered to the Buyer. Section 2.19 of the Disclosure Schedule contains a list of all current employees of the Seller or its Subsidiary who are a party to a non-competition agreement with the Seller or its Subsidiary with respect to the Business; copies of such agreements have previously been delivered or made available to the Buyer. Section 2.19 of the Disclosure Schedule contains a list of all employees of the Seller or its Subsidiary engaged in the Business and employed in the United States who are not citizens of the United States. No employee or group of employees employed in the Business has resigned employment with the Seller or its Subsidiary within the six (6) months prior to the date of this Agreement (other than for the purpose of accepting employment with the Buyer following the Closing) and, to Knowledge of the Seller, no such employee intends to so resign. The Seller and each Subsidiary are in compliance with all applicable laws relating to the hiring, classification and employment of employees.

(b) Neither the Seller nor its Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes, in each case with respect to the Business. The Seller has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Seller or its Subsidiary engaged in the Business.

2.20 Employee Benefits.

(a) Section 2.20(a) of the Disclosure Schedule contains a complete and accurate list of all Benefit Plans. Complete and accurate copies of or written summaries of all Benefit Plans have been made available to the Buyer.

(b) All the Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters or opinion letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would adversely affect its qualification.

(c) Neither the Seller, nor its Subsidiary, nor any ERISA Affiliate has maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA. Neither Seller, its Subsidiary nor any ERISA Affiliate has been obligated, within the last six (6) years, to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

2.21 Environmental Matters.

(a) Each of the Seller and its Subsidiary has complied with all applicable Environmental Laws with respect to the Business. There is no pending or, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or written investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Business.

(b) Neither the Seller nor its Subsidiary has any liabilities or obligations with respect to the Business arising from the release of any Materials of Environmental Concern into the environment.

(c) Neither the Seller nor its Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law with respect to the Business.

2.22 Suppliers and Distributors. Section 2.22 of the Disclosure Schedule sets forth a list of each (a) supplier that is the sole supplier of any significant product or service to the Business and (b) distributor of the products of the Business. No such supplier or distributor has stated in writing within the past year that it will stop, decrease the rate of supplying or purchasing, as applicable, or increase the cost of supplying, products or services to the Business.

2.23 Legal Compliance.

(a) Each of the Seller and its Subsidiary is currently conducting, and have at all times since January 1, 2008 conducted, the Business in compliance with applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. Neither the Seller nor its Subsidiary has received any written notice or communication from any Governmental Entity with respect to the Business alleging noncompliance with any applicable law, rule or regulation.

(b) There has not been any violation of any legal requirements by the Seller or its Subsidiary in their product development efforts with respect to the Business or any submissions or reports to any Governmental Entity with respect to the Business that would reasonably be expected to require investigation, corrective action or enforcement action.

(c) The Seller or its Subsidiary, or the Seller’s or Subsidiary’s local distributor, and each product of the Business that is currently being or that has been sold or distributed by or on behalf of the Seller or its Subsidiary, has all applicable Registrations that are required for the research, testing, development, manufacture, processing, labeling, distribution, marketing, storage, transportation, use, sale and provision of the products and services of the Business. Each of the Registrations of the Business is valid and subsisting in full force and effect, the Seller and its Subsidiary, local distributors have filed all reports, notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Entity necessary to maintain all of such Registrations in full force and effect, and since January 1, 2008, neither the Seller nor its Subsidiary has received written notice to the effect that a Governmental Entity was or is considering the withdrawal, suspension, termination, revocation or cancellation of any such Registration or may consider changing the marketing classification or labeling of the products of the Business. There is no false or misleading information or significant omission in any product application or other submission made by the Seller or its Subsidiary to any Governmental Entity with respect to the Business. The Seller, its Subsidiary and their local distributors have fulfilled and performed their obligations under each Registration applicable to the Business, and no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation, suspension, limitation or termination of any such Registration or would result in any other impairment of the rights of the holder of any such Registration. To the Seller’s Knowledge, any third party that is a supplier, manufacturer or contractor for the Business is in compliance with all Registrations from each applicable Governmental Entity insofar as they pertain to the manufacture or supply of product components or products for the Business.

(d) None of the services or products of the Business has been seized, withdrawn, recalled, detained, or subject to a suspension, termination or other impairment of manufacturing by any Governmental Entity, and, to the Seller’s Knowledge, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension, termination or other impairment of manufacturing relating to any product or service of the Business, (ii) a change in the labeling of any product or service of the Business or (iii) a termination, seizure or suspension of marketing of any product or service of the Business. No proceedings by any Governmental Entity seeking the withdrawal, recall, suspension, import detention, or seizure of, or any corrective action relating to, any product of the Business are pending or, to the Knowledge of the Seller, threatened against the Seller or its Subsidiary.

(e) Neither the Company nor its Subsidiary has offered, paid or accepted any remuneration with respect to the Business in violation of the United States Foreign Corrupt Practices Act of 1977 or any similar law of any applicable Governmental Entity.

2.24 FDA Matters and Other Regulatory Matters.

(a) The Business is being conducted in compliance with the FDCA and all applicable FDA laws and regulations, including FDA regulations on clinical trials, establishment registration and device listing, medical device reporting, correction and removal reporting, good manufacturing practices, and device labeling, as well as comparable applicable foreign laws and regulations, including Directive 98/79/EC of the European Parliament.

(b) There are no products that have been commercially distributed by the Seller or its Subsidiary with respect to the Business since January 1, 2008 which would require the CE marking of conformity or any approval or premarket clearance by the FDA or any comparable foreign Governmental Entity, including any notified body pursuant to Article 15 of Directive 98/79/EC, for the purpose for which they currently are being manufactured or sold (i) for which such CE marking of conformity, approval or premarket clearance has not been obtained, or (ii) for which such CE marking of conformity, approval or premarket clearance has been withdrawn, revoked or cancelled or is no longer in full force and effect or is otherwise wrongly affixed to such products.

(c) Neither the Seller or its Subsidiary has received since January 1, 2008, notice of any, and to the Seller’s knowledge there is no pending, material action by the FDA or any comparable foreign Governmental Entity, including recall procedures or market withdrawals, pending or threatened against the Seller or its Subsidiary alleging that products of the Business, or the manufacturing, marketing, advertising, promotion, labeling, distribution, or sale thereof, are in violation in any material respect of the FDCA or comparable applicable foreign laws and regulations.

2.25 Certain Business Relationships With Affiliates. No Affiliate of the Seller or of its Subsidiary (a) owns any property or right, tangible or intangible, which is used in the Business, (b) has any claim or cause of action against the Seller or its Subsidiary with respect to the Business, or (c) owes any money to, or is owed any money by, the Seller or its Subsidiary with respect to the Business. Section 2.25 of the Disclosure Schedule describes any transactions or relationships between the Seller or a Subsidiary and any Affiliate thereof with respect to the Business which occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.26 Brokers’ Fees. Other than Needham & Company, LLC, neither the Seller nor its Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.27 Books and Records. The books and records of the Seller and each Subsidiary with respect to the Business accurately reflect the assets, liabilities, business, financial condition and results of operations of the Business and have been maintained in accordance with good business and bookkeeping practices.

2.28 Prepayments, Prebilled Invoices and Deposits.

(a) Section 2.28(a) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been received by the Business as of the date of this Agreement from customers for products to be delivered or services to be performed after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the product or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet, and will be properly accrued for on the Closing Date Balance Sheet, in accordance with GAAP applied on a consistent basis with the past practice of the Seller.

(b) Section 2.28(b) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been made or paid by the Business as of the date of this Agreement for products to be purchased, services to be performed or other benefits to be received after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet, and will be properly accrued for on the Closing Date Balance Sheet, in accordance with GAAP applied on a consistent basis with the past practice of the Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this Article III are true and correct on the date of this Agreement.

3.1 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2 Authorization of the Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements and the Transaction Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement, the Ancillary Agreements and the Transaction Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

3.3 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements or the Transaction Agreements, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets is subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

3.4 Binding Nature of Agreement, Ancillary Agreements and the Transaction Agreements. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) general principles of equity. Upon the execution by the Buyer of each other Ancillary Agreements and Transaction Agreements to which the Buyer is a party, such agreements will constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) general principles of equity.

3.5 Proceedings; Orders. There is no pending Legal Proceeding against or involving the Buyer, and, to the knowledge of the Buyer, no person has threatened to commence any Legal Proceeding against or involving the Buyer that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of the Buyer, there is no proposed order that, if issued or otherwise put into effect; (a) may have an adverse effect on the ability of the Buyer to comply with or perform any covenant or obligation under the Agreement or any of the Ancillary Agreements; or (b) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

3.6 Financial Capacity. The Buyer has sufficient funds to pay the amounts set forth in Section 1.3 and to perform all of its obligations hereunder and under the Ancillary Agreements and the Transaction Agreements.

ARTICLE IV

CONDITIONS TO CLOSING

4.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

(a) the Seller and its Subsidiary shall have obtained at their own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the filings and notices, referred to in Schedule 4.1(a);

(b) the representations and warranties of the Seller set forth in the first sentence of Section 2.1 and in Section 2.2 and any representations and warranties of the Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date;

(c) the Seller shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

(d) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the Acquired Assets, or to conduct the business of the Seller and its Subsidiary as currently conducted, following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e) the Seller shall have delivered to the Buyer the Seller Certificate;

(f) the Seller shall have delivered to the Buyer documents evidencing the release or termination of all Security Interests on the Acquired Assets, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Security Interests on the Acquired assets; and

(g) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Seller and its Subsidiary in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certificates as to the incumbency of officers and the adoption of authorizing resolutions) that pertain to the Acquired Assets or the Business as Buyer shall reasonably request in connection with the Closing.

4.2 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

(a) the representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the Closing Date;

(b) the Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

(c) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d) the Buyer shall have delivered to the Seller the Buyer Certificate; and

(e) the Seller shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE V

POST-CLOSING COVENANTS

5.1 Proprietary Information. From and after the Closing, the Seller shall not disclose or make use of (except to pursue its rights under this Agreement, the Ancillary Agreements or the Transaction Agreements), and shall use its best efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Business or the Buyer or its business (including the financial information, technical information or data relating to the Business’ products and names of customers of the Business), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Seller. The Seller shall enforce, for the benefit of the Buyer, all confidentiality, invention assignments and similar agreements between the Seller and any other party relating to the Acquired Assets or the Business which are not Assigned Contracts.

5.2 Solicitation and Hiring. For a period of two (2) years after the Closing Date, the Seller shall not, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any Restricted Employee to terminate his employment with the Buyer or its Subsidiary of the Buyer or (b) hire or attempt to hire any Restricted Employee; provided, however, that the foregoing provision shall not (i) apply to any Restricted Employee whose employment with the Buyer or a subsidiary of the Buyer has been terminated by the Buyer or (ii) preclude the Seller from making good faith generalized solicitations for employees through advertisements, web-based employment services or search firms.

5.3 Non-Competition.

(a) For a period of three (3) years after the Closing Date, the Seller shall not, either directly or indirectly as a stockholder, investor, partner, consultant or otherwise, design, develop, manufacture, market, sell or license any aesthetic laser product anywhere in the world which is competitive with any aesthetic laser product designed, developed (or under development), manufactured, sold or licensed by the Business within the three-year period prior to the Closing Date.

(b) The Seller agrees that the duration and geographic scope of the non-competition provision set forth in this Section 5.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

(c) The Seller shall, and shall use its best efforts to cause its Affiliates to, refer all inquiries regarding the business, products and services of the Business to the Buyer.

5.4 Tax Matters.

(a) All levies, assessments, property Taxes and similar ad valorem Taxes (other than Transfer Taxes) imposed on a period basis on or with respect to the Acquired Assets for a taxable period that begins on or before the Closing Date and ends after the Closing Date shall be apportioned between the Seller and the Buyer as of the Closing Date based on the number of calendar days of such taxable period included in the period ending on the day prior to the Closing Date (the “Seller’s Obligation Period”), and the number of days of such taxable period after (and including) the Closing Date (the “Buyer’s Obligation Period”). The Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Seller’s Obligation Period, and the Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Buyer’s Obligation Period.

(b) Any and all transfer, sales, use, purchase, value added, excise, real property, stamp, or similar taxes imposed on, or result from, the transfer of the Acquired Assets pursuant to this Agreement (including those Transfer Taxes imposed on the Seller or the Acquired Assets) (“Transfer Taxes”) and any other out-of-pocket costs and expenses (other than Taxes) that result from the transfer of the Acquired Assets to the Buyer pursuant to the terms of this Agreement shall be paid by the Buyer. To the extent any Transfer Taxes or out-of-pocket expenses are imposed on, or incurred by, the Seller, the Buyer shall promptly reimburse the Seller for such Transfer Taxes or expenses. Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law or at the reasonable request of Buyer, the Seller will join in the execution of any such Tax Returns and other documentation.

(c) All refunds for Taxes relating to the Acquired Assets or the Business for any period ending on or prior to the Closing Date or the Seller Obligation Period shall be for the account of the Seller and, to the extent the Buyer receives a refund that is for the benefit of the Seller (or is an Excluded Asset), the Buyer shall promptly pay such refund to the Seller. All refunds for Taxes relating to the Acquired Assets or Business for any period beginning on or after the Closing Date or the Buyer Obligation Period (or is a refund for Transfer Tax) shall be for the account of the Buyer and, to the extent the Seller receives a refund that is for the benefit of the Buyer, the Seller shall promptly pay such refund to the Buyer.

5.5 Sharing of Data.

(a) The Seller shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business as conducted by the Seller prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. After the Closing Date and subject to the requirements of the Services Agreement, the Seller shall have the right to remove and/or take possession of the books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records of the Dental Business. The Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records, tax records, correspondence, production records, employment records and other records pertaining to the Business that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the Business after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. During such seven-year period, neither the Buyer nor the Seller shall destroy any such books, records or accounts without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense.

(b) Promptly upon request by the Buyer made at any time following the Closing Date, the Seller shall obtain for the Buyer at the Buyer’s expense copies of all files pertaining to the Business or, the Acquired Assets held by any federal, state, county or local authorities, agencies or instrumentalities.

5.6 Use of Name. The Seller shall not use, and shall not permit any Affiliate to use, the name “ConBio” or any name similar thereto after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the Business. The Buyer shall not use, and shall not permit any Affiliate to use, the name “Hoya” or any name reasonably similar thereto after the Closing Date. Neither Party shall use, or permit any Affiliate to use, the combined name “Hoya Conbio” after the Closing Date in connection with any business, and the Seller shall allow all Intellectual Property Registrations for the combined name “Hoya Conbio” to lapse in due course.

5.7 Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation.

5.8 Collection of Accounts Receivable. The Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by the Seller after the Closing Date with respect to the accounts receivable purchased by the Buyer from the Seller pursuant to this Agreement. For a period of ninety (90) days following the Closing, the Seller shall provide to the Buyer such reasonable assistance as the Buyer may request with respect to the collection of any such accounts receivable, provided the Buyer pays the reasonable out-of-pocket expenses of the Seller and its officers, directors and employees incurred in providing such assistance. The Seller hereby grants to the Buyer a power of attorney to endorse and cash any checks or instruments payable or endorsed to the Seller or its order which are received by the Buyer and which relate to accounts receivable purchased by the Buyer from the Seller.

5.9 Offers of Employment / Employee Benefits.

(a) Buyer agrees to offer employment to all of the Sellers’ employees who are working for the Business listed on Schedule 5.9(a) (“Business Employees”). Such offers shall be at a salary level that is no less than the salary level each such Business Employee has with Seller prior to the Closing Date and shall otherwise be on substantially similar terms and conditions offered to similarly situated employees of the Buyer. All individuals who accept employment with the Buyer will become employees of the Buyer effective as of the Closing Date (each a “Hired Employee”).

(b) Buyer will give each Hired Employee full credit for past service with the Seller for the purpose of eligibility and vesting (and, solely for purposes of vacation benefits, benefit accrual) in Seller’s Employee Benefit Plans. Seller, and not the Buyer nor any of the

Buyer’s ERISA Affiliates, shall be responsible for providing health continuation benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to all individuals who are “M&A Qualified Beneficiaries” as defined in Treas. Reg. Section 54.4980B-9 with respect to any Employee Benefit Plan. Seller agrees that it will timely provide all notices and any continuation of group health coverage required to be provided to any of Seller’s employees, former employees or the dependents of such employees or former employees under Part 6 of Subtitle B of Title I of ERISA or Section 4980(B)(f) of the Code to the extent such notices and continuation of coverage are required by reason of events occurring prior to or on the Closing or by reason of the transactions contemplated by this Agreement.

5.10 Enforcement of Insurance Claims. The Seller hereby assigns to the Buyer the right to pursue and enforce, and hereby irrevocably appoints the Buyer as its true and lawful attorney-in-fact with full power in the name of and on behalf of the Seller for the purpose of pursuing and enforcing, any and all rights of the Seller under any insurance policies of the Business which are not assigned to the Buyer pursuant to this Agreement with respect to any occurrence, claim or loss (including any product liability claim) which is the subject of an indemnity obligation by the Seller to the Buyer under Article VI; provided that the Buyer may not exercise such right or power unless the Seller fails to promptly and expeditiously pursue and enforce its rights under its insurance policies with respect to such occurrence, claim or loss. The power of attorney conferred upon the Buyer by the Seller pursuant to this Section 5.10 is an agency coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by the dissolution or the liquidation of the Seller or any other act of the Seller.

5.11 Preparations of Financial Statements. For a period of 90 days following the Closing, the Seller shall (a) reasonably cooperate with the Buyer to enable the Buyer to obtain information sufficient for the Buyer to comply with the requirements for the Management’s Discussion and Analysis portion of any filings or reports required by the Buyer with respect to the Business under the Securities Act or the Exchange Act (the “Public Filings”), (b) use Reasonable Best Efforts to cause the officers of the Seller to execute any reasonably necessary officers’ certificates or management representation letters to the Buyer’s accountants to issue reports with respect to the financial statements of the Business to be included in any Public Filings, (c) upon reasonable prior notice, use Reasonable Best Efforts to make senior management and other representatives of the Seller available to participate in the preparation of any Public Filings or related materials pertaining to the Business and (d) request from the present and former independent accountants of the Business, if any, that they (i) cooperate with and assist the Buyer in preparing financial statements with respect to the Business for inclusion by the Buyer in the Public Filings, including in compliance with the applicable provisions of Regulation S-X, Form 8-K and Form S-3, (ii) participate in drafting sessions related to the preparation of the Public Filings, (iii) make work papers available to the Buyer and its representatives (subject to the Buyer entering into any agreements reasonably required or requested by the accountants in connection with the provision of such work papers), (iv) deliver “comfort-letters” in customary form in connection with any offering or financing, and (v) deliver consents to the inclusion of financial statements required in connection with any Public Filing.

5.12 Cooperation on Tax Matters. Buyer and Seller shall provide each other such assistance as may reasonably be requested by the other in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant tax returns and supporting material. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance. Buyer and Seller will retain for the full period of any statute of limitations and provide the other with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

5.13 French Agreement Cooperation. From and after the Closing Date, each Party shall fully cooperate with the other to ensure that the French Agreement is implemented in accordance with its terms and the terms of this Agreement.

5.14 Certain Transaction Agreements Cooperation. From and after the Closing Date, each Party shall fully cooperate with the other to comply with the terms of the License Agreement and Patent License Agreement and ensure performance thereunder.

5.15 Common Distribution Agreements Cooperation. The distribution agreements identified in Schedule 5.15 relate to the distribution of products of the Business and products of the Dental Business (the “Common Distribution Agreements”). Each Party shall, and shall cause its Affiliates to, cooperate with the other Party and its Affiliates and use commercially reasonable efforts and negotiate in good faith to cause the counterparty to each such Common Distribution Agreement to agree to divide the Common Distribution Agreement between such counterparty and (a) Seller or its Affiliate for distribution of products of the Business and (b) Buyer or Subsidiary for distribution of products of the Dental Business, by way of amendment or restatement of the Common Distribution Agreement and/or entering into one or more new distribution agreements on the same terms and conditions as the existing Common Distribution Agreement, and each Party shall bear its own costs and expenses relating thereto.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by the Seller. The Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach of any representation or warranty of the Seller contained in this Agreement or any Ancillary Agreement;

(b) any failure to perform any covenant or agreement of the Seller contained in this Agreement or any Ancillary Agreement or the License Agreement or the Patent License Agreement;

(c) any Retained Liabilities;

(d) the failure of the Seller, in connection with the sale of the Acquired Assets by the Seller to the Buyer pursuant to this Agreement, to comply with, and obtain for the Buyer the benefits afforded by compliance with, any applicable bulk transfers laws if such compliance is required; or

(e) any claims of a counterparty to any of the Common Distribution Agreements listed on Schedule 5.15, but only to the extent such claims relate solely to the Dental Business.

6.2 Indemnification by the Buyer. The Buyer shall indemnify the Seller in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Seller resulting from, relating to or constituting:

(a) any breach of any representation or warranty of the Buyer contained in this Agreement or any Ancillary Agreement;

(b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement or any Ancillary Agreement or the License Agreement or the Patent License Agreement; or

(c) any Assumed Liabilities.

6.3 Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving primarily criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. The indemnification obligations of the Indemnifying Party under this Agreement shall not commence or accrue until actual receipt of the Claim Notice.

(c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d) Notwithstanding the other provisions of this Section 6.3, if a distributor of the Business which the Buyer desires to retain (and not, for avoidance of doubt, any distributor of the Business terminated by the Buyer) asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such distributor for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification under the terms of this Article VI, it being agreed that the amount paid to such distributor shall not be determinative of the amount of Damages suffered by the Indemnified Party, and that the Indemnified Party shall be obligated to prove the amount of such Damage without regard to the amount so paid and without introducing the amount paid to such distributor into evidence until the Indemnified Party’s entitlement to Damages has been determined).

(e) In the event that an Indemnified Party receives insurance proceeds after being paid (or having paid with respect to a Third-Party Action) pursuant to indemnity under this Article VI, then such Indemnified Party shall promptly remit such proceeds, net of the costs of recovering such proceeds, to the Indemnifying Party up to the amount previously paid by such Indemnifying Party with respect to such Claim Notice. In the event that any Person entitled to indemnification hereunder receives insurance proceeds in respect of a Claim Notice for which indemnification is provided by an Indemnifying Party prior to the date such indemnification payment is due, such payment shall be reduced on a dollar-for-dollar basis by the amount of insurance proceeds received by such Person, net of the costs of recovering such proceeds, with respect to such Claim Notice, less any applicable premiums and deductibles paid. Each Indemnifying Party shall be fully subrogated to the rights of the Indemnified Party against any other person (including, without limitation, rights against any insurer or under any applicable insurance policy) in respect of any Claim Notice for which the Indemnifying Party is liable hereunder, and the Indemnified Party shall execute and deliver to or upon the request of the Indemnifying Party any written confirmations of such subrogation or other assignment of rights as may reasonably be requested by the Indemnifying Party in order to give effect to such subrogation. Without limiting the generality of the foregoing, in the event that an Indemnified Party receives any insurance proceeds, surety bond payments, or other payments from any other person in respect of any Claim Notice that has been paid by an Indemnifying Party hereunder, such Indemnified Party shall promptly remit such proceeds to the Indemnifying Party.

6.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 6.1(a) and Section 6.2(a) shall (a) survive the Closing and (b) shall expire on the date 15 months following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 3.1 and 3.2 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 2.8 shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party in writing. The rights to indemnification set forth in this Article VI shall not be affected by any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder.

6.5 Limitations.

(a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Seller for Damages under Section 6.1(a) and Section 6.1(b) shall not exceed Two Million Nine Hundred Forty Thousand ($2,940,000), and (ii) the Seller shall not be liable under this Section 6.1(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 6.1(a) and Section 6.1(b) exceed $250,000 (at which point the Seller shall become liable for the aggregate Damages in excess of $250,000); provided that the limitations set forth in this sentence shall not apply to (A) a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2 and 2.8, (B) a claim pursuant to Section 6.1(b) relating to a breach of the covenants set forth in Sections 5.1 through 5.4 or (C) to any claim pursuant to Section 6.1(c) related to Taxes. For purposes solely of this Article VI, all representations and warranties of the Seller in Article II (other than Section 2.6) shall be construed as if the term “material” and any reference to “Business Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b) Except with respect to claims based on fraud or knowing misrepresentation, after the Closing the rights of the Indemnified Parties under this Article VI and Section 8.13 shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

(c) Notwithstanding any other provision of this Agreement, the Seller shall have no obligation to pay or indemnify for (i) any Tax (or related Damages) to the extent such Tax relates to a period beginning on or after the day immediately following the Closing Date or a Buyer Obligation Period or (ii) any Transfer Tax the Buyer is responsible to pay pursuant to Section 5.4(b).

6.6 Treatment of Indemnity Payments. Unless otherwise required by a determination of a Taxing authority that is final, any payments made to an Indemnified Party pursuant to this Article VI shall be treated as an adjustment to the Purchase Price for tax purposes.

ARTICLE VII

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Acquired Assets” shall mean all of the assets, properties and rights of the Seller and its Subsidiary of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located existing as of the Closing which are primarily or exclusively utilized in or relate primarily or exclusively to the Business, including:

(a) all trade and other accounts receivable and notes and loans receivable that are payable to the Seller and its Subsidiary, and all rights to unbilled amounts for products delivered or services provided, together with any security held by the Seller or its Subsidiary for the payment thereof;

(b) all inventories of raw materials, work in process, finished goods, supplies, packaging materials, spare parts and similar items, wherever located, including consignment inventory and inventory held on order or in transit;

(c) all computers, machinery, equipment, tools and tooling, furniture, fixtures, supplies, leasehold improvements, motor vehicles and other tangible personal property;

(d) all real property, leaseholds and subleaseholds in real property, and easements, rights-of-way and other appurtenants thereto;

(e) all Intellectual Property;

(f) all rights under Assigned Contracts;

(g) all claims, prepayments, deposits, refunds, causes of action, chooses in action, rights of recovery, rights of setoff and rights of recoupment;

(h) all Registrations; and

(i) all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), employment records, manufacturing and procedural manuals, Intellectual Property records, sales and promotional materials, studies, reports and other printed or written materials.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Affiliated Group” shall mean a group of corporations with which the Seller or its Subsidiary has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

“Affiliated Period” shall mean any period in which the Seller or its Subsidiary was a member of an Affiliated Group.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount as set forth in Section 6.3.

“Ancillary Agreements” shall mean the bill of sale and other instruments of conveyance attached hereto as Exhibits A, B and C, the instrument of assumption and other instruments attached hereto as Exhibit D.

“Assigned Contracts” shall mean any contracts, agreements or instruments to which the Seller or its Subsidiary is a party relating to the Business, including any agreements or instruments securing any amounts owed to the Seller or its Subsidiary, any leases or subleases of real property, any employment contracts for employees hired by or continuing with the Buyer and any licenses or sublicenses relating to Intellectual Property.

“Assumed Liabilities” shall mean all of the following liabilities to the extent primarily or exclusively related to or arising from the Business or the Acquired Assets:

(a) all liabilities of the Business to the extent set forth on the Closing Date Balance Sheet;

(b) all obligations of the Seller arising after the Closing under the Assigned Contracts;

(c) all obligations of the Seller to its customers for the repair, replacement or return of products manufactured or sold in the Ordinary Course of Business prior to the Closing, but only to the extent that (i) such obligations are not the subject of claims or litigation required to be disclosed in Section 2.17 of the Disclosure Schedule and (ii) the cost to the Buyer of fulfilling such obligations does not exceed the reserve therefor set forth in the Most Recent Balance Sheet;

(d) all obligations for Transfer Taxes; and

(e) all obligations imposed on the Buyer, the Seller or the Subsidiary by French law with respect to the three (3) employees of the Subsidiary (i.e., Nasser Anniba, Claire Verbeke and Lynda McGinn) who are offered employment with or become employees of the Buyer or its French subsidiary on or after the Closing Date.

“Benefit Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Seller or its Subsidiary with respect to the Business but excluding any employment agreement disclosed in Schedule 2.14.

“Business” shall mean the Seller’s and the Subsidiary’s aesthetic business and specifically excludes their Dental Business.

“Business Employee” shall have the meaning set forth in Section 5.9(a).

“Business Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Business, or (ii) the ability of the Buyer to operate the Business immediately after the Closing excluding factors created by Buyer. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Business Material Adverse Effect.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer) of Section 4.2 is satisfied in all respects.

“Buyer’s Obligation Period” shall have the meaning set forth in Section 5.4(a).

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” shall mean written notification under Section 6.3 which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date Balance Sheet” shall mean the balance sheet of the Business attached hereto as Exhibit I.

“Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article IV), or such other date as may be mutually agreeable to the Parties.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Distribution Agreements” shall have the meaning set forth in Section 5.15.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Customer Offerings” shall mean (a) the products of the Business identified in Exhibit J (including Software incorporated therein) and (b) the services that the Business currently provides or makes available to third parties. A true and complete list of all Customer Offerings was delivered or made available to the Buyer.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or due or to become due), monetary damages, fines, fees, penalties, interest obligations, losses and expenses (including amounts paid in settlement, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

“Dental Business” shall mean Seller’s businesses other than its Business.

“Disclosure Schedule” shall mean the disclosure schedule provided by the Seller to the Buyer on the date of this Agreement.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount under Article VI.

“Documentation” shall mean printed or electronic materials, reports, white papers, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a Customer Offering that is a product of the Business, whether or not provided to end user.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Seller or its Subsidiary.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean the assets of the Seller and its Subsidiary listed on Schedule 1.1(b) attached hereto.

“Excluded Contracts” shall mean any contracts, agreements or instruments to which the Seller or its Subsidiary is a party that are not Assigned Contracts and are listed on Schedule 8 attached hereto.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

“FDA” shall mean the U.S. Food and Drug Administration.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 321 et seq., and all regulations promulgated thereunder.

“Financial Statements” shall mean:

(a) the unaudited consolidated balance sheets and statements of income and cash flows of the Business as of the end of and for each of the years ended March 31, 2009, March 31, 2010 and March 31, 2011;

(b) the Most Recent Balance Sheet and the unaudited consolidated statements of income and cash flows for the Business for the month ended as of the Most Recent Balance Sheet Date; and

(c) the Closing Date Balance Sheet.

“French Agreement” shall have the meaning set forth in Section 1.4(c).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Guaranteed Obligations” shall have the meaning set forth in Section 9.1(a).

“Hired Employee” shall have the meaning set forth in Section 5.9(a).

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI of this Agreement.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party under Article VI.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a)	Patent Rights;

(b)	Trademarks and all goodwill in the Trademarks;

(c)	copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)	mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;

(e)	inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f)	other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, materials and test, calibration and measurement apparatus used by the Seller or its Subsidiary primarily or exclusively in connection with the Business or primarily or exclusively to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Seller or Subsidiary or hosted at a third party site.

“Knowledge of the Seller”, “to the Knowledge of the Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of the applicable employees or officers of the Seller as of the date of this Agreement, after having made a reasonable inquiry.

“Lease” shall mean any lease or sublease pursuant to which the Seller or its Subsidiary leases or subleases from another party any real property for use in the Business.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Business as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean May 31, 2011.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action under Article VI.

“Open Source Materials” means all Software that is distributed as “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Ordinary Course of Business” shall mean the ordinary course of the Business consistent with past custom and practice (including with respect to frequency and amount).

“Parties” shall mean the Buyer and the Seller.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Performance Demand” shall have the meaning set forth in Section 9.1(a).

“Public Filings” shall have the meaning set forth in Section 5.11.

“Purchase Price” shall mean the purchase price to be paid by the Buyer as set forth in Section 1.3.

“Purchase Price Allocation” shall have the meaning set forth in Section 1.5.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially feasible without undue expense or delay.

“Registrations” shall mean authorizations, approvals, clearances, licenses, permits, certificates, orders, exemptions, registrations, franchises and similar rights issued by or obtained from any Governmental Entity with respect to products of the Business.

“Response” shall mean a written response containing the information provided for in Section 6.3(c).

“Restricted Employee” shall mean any person who either (a) was an employee of the Buyer on the Closing Date or (b) was a Business Employee.

“Retained Liabilities” shall mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Seller and its Subsidiary which are not Assumed Liabilities. The Retained Liabilities shall include, without limitation, all liabilities and obligations of the Seller and its Subsidiary:

(a) for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

(b) under this Agreement, the Ancillary Agreements and the Transaction Agreements;

(c) any and all Taxes of the Seller or the Subsidiary, except as set forth in Sections 5.4(a) and 5.4(b), including but not limited to: (i) any Taxes for which Seller or the Subsidiary is liable pursuant to Section 5.4(a) or 5.4(b), (ii) any income Taxes the Seller or the Subsidiary incurs, including those incurred as a result of the transfer of the Acquired Assets; (iii) any Taxes that the Seller or the Subsidiary is liable for under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, and (iv) Taxes that Seller or the Subsidiary is liable for under any Tax sharing agreements or contracts to which the Seller or the Subsidiary is a party;

(d) any liabilities for federal, state, local or non-US Taxes that the Seller or the Subsidiary is legally obligated to withhold with respect to payments made to employees or other payees, any liabilities of the Seller or the Subsidiary for employer FICA, unemployment and similar state, local and non-U.S. Taxes incurred and any liabilities for sales, use or excise taxes or customs and duties with respect to the Acquired Assets or the Business except as set forth in Section 5.4(b);

(e) under any agreements, contracts, leases or licenses which are listed on Schedule 1.1(b);

(f) arising prior to the Closing under the Assigned Contracts, and all liabilities for any breach, act or omission by the Seller or its Subsidiary prior to the Closing under any Assigned Contract except to the extent specifically included in Assumed Liabilities;

(g) for repair, replacement or return of products of the Business manufactured or sold prior to the Closing, except to the extent specifically included in Assumed Liabilities;

(h) arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule or regulation (including Environmental Laws), any judgment, decree or order of any Governmental Entity, or any Permit or that give rise to liabilities or obligations with respect to Materials of Environmental Concern;

(i) arising under any Employee Benefit Plan established or maintained by Seller, its Subsidiary or any of their ERISA Affiliates;

(j) resulting from the termination of employment of employees of the Seller or its Subsidiary prior to the Closing,

(k) imposed on the Buyer, the Seller or the Subsidiary by French law with respect to the three (3) persons continuing as employees and the manager of the Subsidiary after the Closing Date (i.e., Fabrice Vincent, Laurence Darchy, Nathalie Kerloc’h and Jerome Steiner), but excluding those three (3) persons who are named in clause (e) of the definition of Assumed Liabilities;

(l) to indemnify any person or entity for acts or omissions prior to the Closing as a director, officer, employee, or agent of the Seller or its Subsidiary or was serving at the request of the Seller or its Subsidiary as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise); and

(m) injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers compensation claim).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Seller and not material to the Seller.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Seller or its Subsidiary) of Section 4.1 is satisfied in all respects.

“Seller Intellectual Property” shall mean shall the Seller Owned Intellectual Property and the Seller Licensed Intellectual Property.

“Seller Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Seller or its Subsidiary by any third party and is primarily or exclusively used in the Business.

“Seller Owned Intellectual Property” shall mean all Intellectual Property owned by the Seller or its Subsidiary, in whole or in part, that is primarily or exclusively used in the Business.

“Seller Affiliate” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Seller or its Subsidiary, alone or jointly with others, with respect to Seller Owned Intellectual Property.

“Seller Source Code” shall mean the source code for any Software owned by the Seller or its Subsidiary and included in the Customer Offerings or Internal Systems.

“Seller’s Obligation Period” shall have the meaning set forth in Section 5.4(a).

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Subsidiary” shall mean Hoya ConBio France EURL.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Returns” shall mean any and all reports or returns relating to Taxes, including any schedule or attachment thereto and any amendment thereof filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes.

“Third Party Action” shall mean any action, suit, proceeding or claim by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transaction Agreements” shall mean the Services Agreement attached hereto as Exhibit E, the License Agreement attached hereto as Exhibit F and the Patent License Agreement attached hereto as Exhibit G.

“Transfer Taxes” shall have the meaning set forth in Section 5.4(b).

ARTICLE VIII

MISCELLANEOUS

8.1 Press Releases and Announcements. Neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure).

8.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

8.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof including the letter agreement dated March 14, 2011; provided that the Mutual Non-Disclosure Agreement dated March 14, 2011 between the Buyer and the Seller shall remain in effect in accordance with its terms.

8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Any attempted assignment in contravention of this provision shall be void.

8.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or .pdf transmission.

8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller:		Copy to:

HOYA PHOTONICS, INC. 47733 Fremont Blvd. Fremont, CA 94538		Winston & Strawn LLP 101 California Street, Suite 3900 San Francisco, CA 94111

Attention:	Timothy S. Gehlmann, Chief Executive Officer	Attention: Facsimile:	James E. Topinka (415) 591-1400

Facsimile:	(510) 445-4550

If to the Buyer: Cynosure Inc. 5 Carlisle Road Westford, MA 01886		Copy to: WilmerHale 60 State Street Boston, MA 02109 USA

Attention:	Michael Davin, Chief Executive Officer	Attention: Facsimile:	Jeffrey A. Hermanson (617) 526-5000

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or confirmed electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

8.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

8.11 Expenses. Except as set forth in Article VI, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

8.12 Submission to Jurisdiction. Each Party (a) submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 8.7, provided that nothing in this Section 8.12 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

8.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 5.1, 5.2 and 5.3) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

8.14 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

(b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to “including” shall be interpreted as “including without limitation.”

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(e) When reference is made in this Agreement to information that has been “made available” to Buyer, it shall mean that such information was either included in the Seller’s electronic data room no later than 5:00 p.m. Eastern time on the date prior to the date hereof, or provided to the Seller or its counsel prior to the Closing.

ARTICLE IX

GUARANTY

9.1 Seller Affiliate Guaranty.

(a) Seller Affiliate is executing this Agreement solely to guaranty the payment and performance by the Seller of its obligations under Article VI hereof. Seller Affiliate hereby guarantees, as a primary obligation of Seller Affiliate, that the Seller shall fully, completely and timely pay and perform all of its obligations under Article VI hereof subject to the terms and conditions of those provisions (collectively, the “Guaranteed Obligations”). If the Seller fails or refuses to pay or perform any such obligations and liabilities, the Seller Affiliate shall, upon the written request of the Buyer (a “Performance Demand”), immediately pay or perform such obligations, as applicable. A single Performance Demand shall be effective as to any specific default during the continuance of such default until the Seller or Seller Affiliate shall have cured such default, and additional written demands concerning such default shall not be required until such default is cured.

(b) This Section 9.1 is a guaranty of payment and performance and not of collection. Other than the delivery of a Performance Demand as set forth in Section 9.1(a), there are no conditions precedent to the enforcement of this Section 9.1. The obligations of Seller Affiliate hereunder shall be continuing, absolute, unconditional and irrevocable, and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any exercise or non-exercise by the Buyer of any right or privilege under this Agreement, any Ancillary Agreement or any agreement executed pursuant to this Agreement or any notice of such exercise on non-exercise;

(ii) any change in the corporate existence, structure or ownership of the Seller;

(iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Seller or its assets or any resulting release or discharge of any Guaranteed Obligation;

(iv) any requirement that the Buyer exhaust any right or remedy or take any action against the Seller or any other person or entity before seeking to enforce the obligations of Seller Affiliate under this Section 9.1;

(v) the existence of any defense, set-off or other rights (other than a defense of payment or performance) that Seller Affiliate may have at any time against the Buyer, the Seller or any other person or entity, whether in connection herewith or any unrelated transactions;

(vi) any other act or failure to act or delay of any kind by the Buyer, the Seller or any other person or entity; or

(vii) any other circumstance whatsoever that might, but for the provisions of this Section 9.1, constitute a legal or equitable discharge of the Guaranteed Obligations or the obligations of Seller Affiliate hereunder, including but not limited to all defenses of a surety.

(c) This Section 9.1 shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored, returned or rejected by the Buyer for any reason as determined by a court of applicable jurisdiction, including upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Seller, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Seller or any substantial part of its property, or otherwise, all as though such payments had not been made. Seller Affiliate agrees that it will indemnify the Buyer on demand for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Buyer in connection with such rescission or restoration, which amounts shall be in addition to all other obligations hereunder. If the Buyer is required to refund part or all of any payment of the Seller with respect to any of the Guaranteed Obligations, such payment shall not constitute a release of Seller Affiliate from any liability hereunder, and Seller Affiliate’s liability hereunder shall be reinstated to the fullest extent allowed under applicable law and shall not be construed to be diminished in any manner.

(d) Seller Affiliate is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Seller Affiliate has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, and the performance of Seller Affiliate’s obligations hereunder, have been duly authorized by all requisite corporate action and no other corporate action on the part of Seller Affiliate is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Seller Affiliate and constitutes a valid and binding obligation of Seller Affiliate, enforceable against Seller Affiliate in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Cynosure, Inc.

By:	/s/ MICHAEL R. DAVIN
Michael R. Davin
Title:	President and Chief Executive Officer

HOYA PHOTONICS, INC.

By:	/s/ TIMOTHY S. GEHLMANN
Timothy S. Gehlmann
Title:	President and Chief Executive Officer

HOYA Corporation only as to Article IX and for no other provision of this Agreement.

By:	/s/ HIROSHI SUZUKI
Hiroshi Suzuki
Title:	President and Chief Executive Officer